Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

June 8, 2026

CONTACT:

Ken Rogozinski

Chief Executive Officer

402-952-1235

Andy Grier

Investor Relations

402-952-1235

Greystone Housing Impact Investors LP Announces Resignation of Chief Financial Officer and Appointment of Interim Chief Financial Officer

OMAHA, Nebraska - On June 2, 2026, Jesse A. Coury informed Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership” or “GHI”) that he will be stepping down as Chief Financial Officer of the Partnership effective June 30, 2026. Mr. Coury has been a member of the Partnership's management team since 2016 and has served as the Partnership’s Chief Financial Officer since 2020.

On June 5, 2026, the Board of Managers of Greystone AF Manager LLC, the general partner of the general partner of the Partnership, appointed Eric R. Nielsen to serve as the Partnership’s interim Chief Financial Officer, effective as of July 1, 2026. Mr. Nielsen will serve in this capacity until a permanent Chief Financial Officer is appointed. Mr. Nielsen has served as the Partnership’s Corporate Controller since 2020.

“We are grateful for Jesse’s dedicated service and commitment to our unitholders over the past ten years at GHI,” said Ken Rogozinski, CEO of the Partnership. “I’m confident in Eric’s ability to serve as an effective interim Chief Financial Officer and that his detailed knowledge of GHI will be beneficial during this period of transition.”

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, (the “Partnership Agreement”), taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the intended executive officer changes will not occur as currently expected; and the other risks detailed in the Partnership’s SEC filings (including but not limited to, the Partnership’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K). Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.